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                                                                   EXHIBIT 10.33

                                  May 16, 2002

Mr. Daniel R. Lee
Chairman and Chief Executive Officer
Pinnacle Entertainment,Inc.
330 N. Brand Boulevard, Suite 1100
Glendale, California 91203

Dear Dan:

     I very much enjoyed our recent conversations. It provides a framework for a long term relationship between me and Pinnacle Entertainment, Inc. ("Pinnacle") that I am quite comfortable with. The purpose of this letter is to memorialize our agreement:

     1.   I will continue to be employed by Pinnacle on an at-will basis.

     2. If I voluntarily terminate my employment with Pinnacle and give at least three months prior written notice of such termination to Pinnacle, I shall be entitled to receive a severance equal to one year's base salary (payable in monthly installments) plus a pro rated bonus for the year, assuming other senior corporate officers receive a bonus for the year. The bonus, if any, will be paid at the same time other corporate officers receive their bonuses.

     3. The same severance payments will be made to me if Pinnacle terminates my employment for any reason other than for "cause" which shall mean and be limited to the matters specified in sections 6.1.1, 6.1.2 and
          6.1.3 of my former employment agreement with Pinnacle, as follows:

          a) Failure to Perform Duties. If I neglect to perform the duties of my employment in a professional and businesslike manner after having received written notice specifying such failure to perform and a reasonable opportunity, not to exceed ten days, to perform or if such performance cannot be completed within such time period, commenced within such period and diligently pursued to completion as soon as practical thereafter.

          b) Willful Breach. If I willfully commit a material breach of my fiduciary duty to Pinnacle.

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Mr. Daniel R. Lee
May 16,2002
Page 2


          c) Wrongful Acts. If I am convicted of a felony or any other serious crime, commit a serious wrongful act or engage in other misconduct involving acts of moral turpitude that would make the continuance of my employment by Pinnacle materially detrimental to Pinnacle, which determination shall be made in the reasonable exercise of Pinnacle's judgment.

          I understand that Pinnacle need not give me prior notice of termination.

     4. In the event of any termination of my employment for which severance is payable under 2 and 3 above:

          a) Pinnacle will continue employee health insurance coverage to me and my domestic partner for a period of one (1) year from and after the termination of my employment;

          b) With respect to any unvested options held by me at the date of termination, Pinnacle will vest me, as of the date of separation, in such options that were otherwise scheduled to become vested during the twelve month period following the date of termination;

          c) All vested options, including those vesting under 4. b) would be exercisable within three (3) years following the date of my termination.

          d) I would receive payment for any accrued but unused paid time off (vacation).

     5. I acknowledge that the severance payments to be made under Sections 2 and 3 and the other consideration contemplated under Section 4 are in full satisfaction of all rights and claims I may have against Pinnacle arising out of or in connection with my employment by it or its affiliates (other than my rights of indemnity which shall survive) and I shall deliver a general release to Pinnacle as a condition precedent to receiving my severance payments.

     Provided that a new option plan is approved by Pinnacle stockholders at the upcoming shareholder meeting, I understand that you will recommend to the Compensation Committee a grant to me of 100,000 options, exercisable at the closing share price on the date of grant and vesting 20% per year over five years.

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Mr. Daniel R. Lee
May 16,2002
Page 2

     6. In the event of a Change of Control (as defined below), all unvested stock options which were otherwise scheduled to become vested during the thirty six month period following the Change of Control shall be deemed immediately and fully vested and exercisable. A Change of Control shall be defined as:

          a) (i) a sale of all or substantially all of the property of the Company (ii) a sale to any one person, corporation, entity or group of stock possessing more than thirty percent (30%) of the aggregate voting power of the then outstanding stock of Company to another person, corporation or entity, (iii) a change in the majority of the Board of Directors which is not approved by a majority of the members of the Board of Directors as of the date of this Agreement or directors whose election or appointment to the Board of Directors is approved by directors; (iv) the dissolution for liquidation of Company; or (v) the reorganization, merger or combination of the Company with one or more corporations or entities unless the Company's shareholders immediately before such reorganization, merger or combination own stock or equity possessing more than 50% of the voting power of the stock or equity of the surviving corporation or entity in substantially the same proportions after such reorganization, merger or combination as they owned in the Company immediately before such reorganization, merger, or combination.

     Dan, I appreciate your thoughtfulness in this matter. I look forward to working with you for many years to come.

                                        Very truly yours,


                                        /s/ Loren S. Ostrow
                                        Loren S. Ostrow

Agreed to and accepted this 16th
day of May, 2002

Pinnacle Entertainment, Inc.

By:  /s/ Daniel R. Lee
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     Daniel R. Lee, Chairman & CEO